Exhibit 1

AUTHORIZATION

Reference is made to the Indenture dated as of December 11, 2017 (the “Indenture”) between the Republic of Indonesia (the “Republic”), Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”), and the other parties named therein. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

The undersigned, acting on behalf of the Republic in the capacity specified below, hereby certifies that:

(A)

Pursuant to Section 2.1 of the Indenture, there is hereby established a Series of Debt Securities for the 1.300% Bonds due 2034 (the “Securities”), to be issued in the initial aggregate principal amount of €500,000,000 and delivered under the Indenture, as described in the Republic’s Final Prospectus Supplement dated September 13, 2021 (the “Prospectus”), prepared in connection with the issuance of the Securities, a copy of which is attached hereto as Annex A; and

(B)

The Securities shall have the terms and be subject to the conditions set forth in the certificates representing the Securities, a true, correct and complete specimen of which is attached hereto as Annex B.

Annex A Prospectus

Annex B Form of Securities

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IN WITNESS WHEREOF, the Republic has caused this Authorization to be duly executed.

Dated: September 23, 2021

REPUBLIC OF INDONESIA

By:

Name:	Luky Alfirman
Title:	Director General of Budget Financing and Risk Management for and on behalf of the Minister of Finance

Annex A

[Prospectus to be attached]

Annex B

THE REPUBLIC OF INDONESIA

GLOBAL BONDS

representing

€500,000,000

1.300% Bonds Due 2034

ISIN: XS2387734317

Common Code: 238773431

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING (“CLEARSTREAM”) TO THE REPUBLIC OF INDONESIA (THE “REPUBLIC”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, THE NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH (THE “DEPOSITARY”) OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT HEREON IS MADE TO THE DEPOSITARY, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE DEPOSITARY OR A NOMINEE THEREOF, HAS AN INTEREST HEREIN.

THIS BOND IS A GLOBAL BOND WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER. THIS GLOBAL BOND MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A SECURITY REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN SECTION 2.5 OF THE INDENTURE.

The Republic of Indonesia (the “Republic”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, upon surrender hereof of the principal sum of FIVE HUNDRED MILLION EUROS (€500,000,000) or such amount as shall be the outstanding principal amount hereof on March 23, 2034 or on such earlier date as the principal hereof may become due in accordance with the provisions hereof. The Republic further unconditionally promises to pay interest annually in arrears on March 23 of each year (each, an “Interest Payment Date”), commencing March 23, 2022, on any outstanding portion of the unpaid principal amount hereof at 1.300% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for and shall be payable to Holders of record as of March 18 of each year, whether or not a business day (each, a “Record Date”).

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So long as this Bond is settled through the facilities of Clearstream and Euroclear, the “Record Date” shall be the close of business (in the relevant clearing system) on the Business Day before the relevant Interest Payment Date, where Business Day means a day on which the relevant clearing system is open for business.

The first interest payment will be in respect of interest that accrues from (and including) September 23, 2021 to (but excluding) March 23, 2022. This is a Global Bond (as that term is defined in the Indenture referred to below) deposited with the Depositary, and registered in the name of the Depositary or its nominee or common custodian, and accordingly, the Depositary or its nominee or common custodian, as Holder of record of this Global Bond, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in Euros or such coin or currency of the European Union as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar, any paying agent shall be entitled to treat the Depositary or its nominee as the sole Holder of this Global Bond.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Bond and by acceptance hereof each Holder of this Global Bond agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Bond is issued in respect of an issue of €500,000,000 principal amount of 1.300% Bonds due 2034 of the Republic (the “Bonds”) and is governed by (i) the Indenture dated as of December 11, 2017 (the “Indenture”) between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein, the terms of which Indenture are incorporated herein by reference, and (ii) by the terms and conditions of the Bonds set forth on the reverse of this Global Bond (the “Terms”), as supplemented or amended by the Authorization (as defined in the Indenture) of the Republic for this Global Bond, the terms of which are incorporated herein by reference. This Global Bond shall in all respects be entitled to the same benefits as other Debt Securities (as defined in the Indenture) of the same Series issued under the Indenture and the Terms.

Unless and until it is exchanged in whole or in part for the Certificated Securities represented hereby, this Global Bond may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary.

Upon any exchange of all or a portion of this Global Bond for Certificated Securities in accordance with the Indenture, or any increase or decrease in the principal amount of this Global Bond, such increase or decrease shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been manually executed by the Trustee, this Global Bond shall not be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Date: September 23, 2021

REPUBLIC OF INDONESIA

By:
Name:
Title:

GLOBAL BOND

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities issued under the within-mentioned Indenture.

Dated: September 23, 2021

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:
Name:
Title:

GLOBAL BOND

Schedule A

Date of Increase or Decrease	Increase of Principal Amount of this Global Bond	Decrease of Principal Amount of this Global Bond	Remaining Principal Amount of this Global Bond

REVERSE OF BOND

TERMS AND CONDITIONS OF THE BONDS

1.    General. (a) This Bond is one of a duly authorized Series of debt securities of the Republic of Indonesia (the “Republic”), designated as its 1.300% Bonds due 2034 (each Bond of this Series, a “Bond,” and collectively, the “Bonds”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of December 11, 2017, between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein, as amended from time to time (the “Indenture”). The Holders of the Bonds will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office of the Trustee. All capitalized terms used in this Bond but not defined herein shall have the meanings assigned to them in the Indenture. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Bond, the latter shall control for purposes of this Bond.

(b)    The Bonds constitute and will constitute direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Bonds ratably with payments being made under any other Public External Indebtedness.

(c)    The Bonds are in fully registered form, without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Bonds may be issued in certificated form (the “Certificated Securities”), or may be represented by one or more registered global securities (each, a “Global Bond”) held by or on behalf of the Depositary. Certificated Securities will be available only in the limited circumstances set forth in the Indenture. The Bonds, exchanges and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any Person in whose name a Bond shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all Persons and for all purposes as the absolute owner of such Bond regardless of any notice of ownership, theft, loss or any writing thereon.

(d)    For the purposes of this paragraph 1 and paragraphs 4 and 6 below, the following terms shall have the meanings specified below:

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed which is issued by and in the name of the Republic and is backed by the full faith and credit of the Republic. As used in the preceding sentence, money borrowed “by and in the name of the Republic” shall not include the borrowings of any state-owned enterprise or other agency, authority, department or instrumentality which under the laws of the Republic constitutes a juridical entity or statutory body separate from the Republic so long as such Indebtedness does not carry the full faith and credit of the Republic.

“External Indebtedness” means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

“Public External Indebtedness” means External Indebtedness which (i) is publicly issued or privately placed in the capital markets, (ii) is in the form of, or represented by, bonds, debentures, notes or other similar instruments or book entries and (iii) is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Security Interest” means any security interest, lien, pledge, mortgage, deed of trust, charge or other encumbrance, security interest or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

2.    Payments. (a) The Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts) on, the Bonds and any other payments to be made by the Republic under the Bonds and the Indenture, at the place or places, at the respective times and in the manner provided in the Bonds and the Indenture. Principal of the Bonds will be payable against surrender of such Bonds at the Corporate Trust Office of the Trustee in New York City or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent appointed pursuant to the Indenture (each, a “paying agent”), by a check in Euros drawn on, or by transfer to a Euro account maintained by the Holder with, a bank located in London. Payment of interest or principal (including Additional Amounts (as defined below)) on Bonds will be made to the Persons in whose name such Bonds are registered at the close of business on the applicable Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Bonds upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the Persons in whose names such Bonds are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 13 of these Terms, by or on behalf of the Republic to the Holders of the Bonds not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest, principal or premium, if any, (including Additional Amounts as defined below) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Securities will be made (i) by a check in Euros drawn on a bank in London mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least €1,000,000 in principal amount of Certificated Securities to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a Euro account maintained by the Holder with a bank in London. Payment of interest on a Global Bond will be made (i) by a check in Euro drawn on a bank in London delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a Euro account maintained by the Depositary with a bank in London. “Business Day” shall mean any day except Saturday, Sunday, any day on which commercial banks in Jakarta, London or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed, or any day on which the Trans-European Automated Real-time Settlement Express Transfer (“TARGET2”) System (or any successor thereto) is not open for business.

(b)    In any case where the date of payment of the principal, interest or premium, if any, (including Additional Amounts) on, the Bonds shall not be a Business Day, then payment of principal, interest or premium, if any, (including Additional Amounts) will be made on the next succeeding Business Day, and no interest on the Bonds will accrue as a result of the delay in payment.

(c)    Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

(d)    Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal, interest or premium, if any, (including Additional Amounts) on any Bond and not applied but remaining unclaimed for one year after the date upon which such principal, interest or premium, if any, shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and the Holder of such Bond shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Bond until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 15 of these Terms.

(e)    If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts) on the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 1.300% per annum, together with Additional Amounts, if applicable.

(f)    The Bonds will not be subject to a sinking fund.

3.    Additional Amounts. (a) The Republic will make all principal and interest payments on the Bonds, to the extent permitted by law, without withholding or deducting any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature imposed by the Republic or any of its political subdivisions (“Indonesian Taxes”). If Indonesian law requires the Republic to withhold or deduct any Indonesian Taxes, the Republic will pay the Holders of Bonds such additional amounts (“Additional Amounts”) necessary to ensure that they receive the same amount as they would have received without any withholding or deduction. The Republic will not, however, pay any Additional Amounts in connection with any Indonesian Taxes that are imposed in connection with any of the following:

i.    the Holder has or had some connection with the Republic other than merely owning or holding the Bonds or receiving principal and interest payments on the Bonds;

ii.    any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

iii.    any tax, assessment or other governmental charge that would not have been imposed but for the failure of a holder or beneficial owner of a Bond to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction, provided that (a) the Republic or the Republic’s agent has notified the holders of such certification, identification or other reporting requirement at least 15 days before the applicable payment date and (b) in no event shall such holder’s or beneficial owner’s or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY;

iv.    the Holder has failed to present any such Bonds for payment (where such presentment is required) within 30 days after the date on which such payment has been made available to the Holder except to the extent that the Holder thereof would have been entitled to such Additional Amounts on presenting such Bond for payment on the last of such 30 days; or

v.    any tax, assessment or other governmental charge that would not have been imposed but for the failure by a holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any Bonds or through which payment on the Bonds is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the Bonds or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous than these provisions as enacted on such date; or

vi.    the Holder is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder.

Any reference to “principal” or “interest” on the Bonds includes any Additional Amounts which may be payable on the Bonds.

(b)    The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the Bonds or any other document or instrument referred to therein.

4.    Negative Pledge Covenant of Republic. So long as any Bond shall remain Outstanding, the Republic will not create or permit the creation of any mortgage, charge, lien, pledge or any other security interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness (as defined below), unless the Republic shall procure that all amounts payable under the Bonds are secured equally and ratably.

Notwithstanding the above, the Republic may create or permit the creation of any Security Interests:

i.    securing Public External Indebtedness incurred, assumed or guaranteed by the Republic solely to finance or refinance the acquisition, construction or development of the property over which such Security Interest has been created or permitted to be created, provided that such Security Interest does not extend to any other property of the Republic; however, in the case of construction, the Security Interest may extend to: unimproved real property for the construction, any trust account into which the proceeds of the offering creating such Public External Indebtedness may be temporarily deposited pending use in the construction, and the revenues to be generated by the operation of, or loss or damage to, the property to be constructed;

ii.    existing on any property or asset at the time of its acquisition (or arising after its acquisition pursuant to an agreement entered into prior to, and not in contemplation of, such acquisition), and extensions and renewals of such Security Interest limited to the original property or asset covered thereby and securing any extension or renewal of the original secured financing;

iii.    arising out of the renewal, extension or replacement of any indebtedness permitted under paragraph 4(ii) above; provided, however, that the principal amount of such Public External Indebtedness is not increased;

iv.    arising in the ordinary course of borrowing activities of the Republic to secure Public External Indebtedness with a maturity of one year or less;

v.    in existence as of the date of the issuance of the Bonds;

vi.    pursuant to any order of attachment, distrain or similar legal process arising in connection with court proceedings which proceedings are being contested in good faith; or

vii.    arising by operation of law, provided that any such Security Interest is not created or permitted to be created by the Republic for the purpose of securing any Public External Indebtedness.

5.    Optional Redemption. (a) The Bonds may be redeemed at the option of the Republic, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption.

(b)    If less than all of the Bonds are to be redeemed at any time, the Bonds for redemption will be selected as follows: (i) if the Bonds are listed on any national securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the Bonds are listed (if any) and/or any applicable requirements of the clearing systems through which the Bonds are held (if any), or any applicable requirements of the clearing systems through which the Bonds are held; or (ii) if the Bonds are not listed on any national securities exchange and are not held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem to be fair and appropriate, unless otherwise required by law.

(c)    A Bond of €100,000 in principal amount or less shall not be redeemed in part. If any Bond is to be redeemed in part only, the notice of redemption relating to such Bond will state the portion of the principal amount to be redeemed. A new Bond in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Bond. On and after the redemption date, interest will cease to accrue on the Bonds or portions of them called for redemption.

6.    Events of Default. (a) Each of the following events will constitute an “Event of Default” under the Bonds:

i.    the Republic defaults in any payment of the principal of or interest on any of the Bonds and such default is not cured within 30 days; or

ii.    the Republic defaults in the performance of any other covenant in the Bonds and such default continues for a period of 60 days after written notice thereof has been given to the Republic pursuant to the Indenture by Holders representing at least 10% of the aggregate principal amount of the Bonds outstanding; or

iii.    any Public External Indebtedness in a principal amount in excess of US$50,000,000 (or the equivalent amount thereof in any other currency) is accelerated (other than by optional or mandatory prepayment or redemption); or

iv.    the Republic defaults in the payment of principal or interest in excess of US$50,000,000 (or the equivalent amount thereof in any other currency) payable (whether upon maturity, acceleration or otherwise) in connection with Public External Indebtedness beyond any applicable grace and waiver periods and such default shall not have been cured or waived within 30 days after written notice thereof has been given to the Republic pursuant to the Indenture by any Holder; or

v.    the Republic declares a moratorium with respect to the payment of principal of or interest on any Public External Indebtedness.

(b)    If an Event of Default under the Bonds shall have occurred and be continuing then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Bonds to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may, and the Trustee at the written request of such Holders shall (subject to receiving indemnity and/or security to its satisfaction), declare the principal amount of all the Bonds due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to receiving such notice all Events of Default in respect of all the Bonds shall have been cured or waived; provided that if, at any time after the principal of the Bonds shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Bonds, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee or Paying Agent a sum sufficient to pay all matured installments of interest and principal upon all the Bonds which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Bond at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover the fees and reasonably incurred expenses of the Trustee, including, without limitation, the fees and expenses of its counsel, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Bonds which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Bonds then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 6 need not be taken at a meeting pursuant to paragraph 8 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 6 are subject to Article Four of the Indenture.

(c)    Notwithstanding the foregoing, in the case of an Event of Default specified in clause (ii) of paragraph 6(a), the principal amount of and the accrued interest on the Bonds may only be declared immediately due and payable if such event is materially prejudicial to the interests of the Holders of Bonds.

(d)    In the event of a declaration of acceleration because of an Event of Default described in clause (iii) of paragraph 6(a), the declaration of acceleration shall be automatically rescinded and annulled if the Republic has remedied or cured the Event of Default or if the Holders of the relevant indebtedness rescind the declaration, within 60 days after the event.

7.    Purchase of Bonds by the Republic. The Republic may at any time purchase or acquire any of the Bonds in any manner and at any price in the open market, in privately negotiated transactions or otherwise. Bonds that are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Registrar for cancellation.

8.    Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Bonds and actions taken by written consent of the Holders of Bonds.

9.    Replacement, Exchange and Transfer of the Bonds. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Bond shall become mutilated, defaced or be purportedly destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Bond bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Bond, or in lieu of and in substitution for the purportedly destroyed, lost or stolen Bond. In every case, the applicant for a substitute Bond shall furnish to the Republic and to the Trustee, Registrar and Transfer Agent such security and/or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss, theft or evidence to their satisfaction of the apparent destruction, loss or theft of such Bond and of the ownership thereof. Upon the issuance of any substitute Bond, the Holder of such Bond, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Republic, the Trustee, Registrar and Transfer Agent) connected with the preparation and issuance of the substitute Bond.

(b)    Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 9(e) hereof, a Certificated Security of a Series may be exchanged for an equal aggregate principal amount of Certificated Securities of such Series in different authorized denominations and a beneficial interest in a Global Bond may be exchanged for an equal aggregate principal amount of Certificated Securities of such Series in authorized denominations or for an equal aggregate principal amount of beneficial interests in another Global Bond by the Holder or Holders surrendering the Bond or Bonds for exchange at the Corporate Trust Office, together with a written request for the exchange. Any registration of transfer or exchange shall be effected upon the Republic being satisfied with the documents of title and identity of the Person making the request and subject to such reasonable regulations as the Republic may from time to time agree with the Registrar and the Transfer Agent. Certificated Securities will only be issued in exchange for interests in a Global Bond pursuant to Section 2.5(e) or 2.5(f) of the Indenture. The exchange of the Bonds will be made by the Registrar and the Transfer Agent.

(c)    Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 9(e) hereof, a Certificated Security may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Security for transfer at the Corporate Trust Office or at the office of any paying agent, accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Bonds will be made by the Registrar and Transfer Agent.

(d)    The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 9 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Bond. Registration of the transfer of a Bond by the Registrar shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e)    The Registrar and the Transfer Agent may decline to accept any request for an exchange or registration of transfer of any Bond during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Bonds.

10.    Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

11.    Paying Agents; Transfer Agents; Registrar. Bank Indonesia has initially appointed The Bank of New York Mellon, London Branch as paying agent and transfer agent and The Bank of New York Mellon SA/NV, Luxembourg Branch as registrar. Bank Indonesia, may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are Outstanding Bank Indonesia will maintain in London (i) a paying agent, (ii) an office or agency where the Bonds may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (iii) a registrar. If the Bonds are listed on the Singapore Stock Exchange (“SGX-ST”) and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore. The Republic will give prompt notice to the Trustee and all Holders of the Bonds of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

12.    Enforcement. Except as provided in Section 4.7 of the Indenture, no Holder of Bonds of any Series shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Bonds of such Series to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Bonds, or for any other remedy hereunder or under the Bonds, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Bonds, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Bonds of such Series shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity and/or other security as it may require and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity and/or other security, shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture; it being understood and intended, and being expressly covenanted by every Holder of Bonds of a Series with every other Holder of Bonds of such Series and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Bonds to affect, disturb or prejudice the rights of any other Holder of Bonds of such Series or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Bonds of such Series, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Bonds of such Series. For the protection and enforcement of this paragraph 12, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

13.    Notices. The Republic will mail any notices to the Holders of the Certificated Securities at their registered addresses as reflected in the Register maintained by the registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the Holders of a Global Bond in accordance with the procedures and practices of the Depositary and such notices shall be deemed given upon actual receipt thereof by the Depositary. The Republic will also publish notices to the Holders if and so long as the Bonds are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the Bonds are listed. The Republic will consider any published notice to be given on the date of its first publication.

14.    Further Issues of Bonds. The Republic may from time to time, without the consent of Holders of the Bonds, create and issue additional Bonds having the same Terms as the Bonds in all respects, except for issue date, issue price, original interest accrual date and the first interest payment on the Bonds; provided, however, that any additional Bonds subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the Bonds, or (b) in a “qualified reopening” of the Bonds, unless such additional Bonds have a separate ISIN or other identifying number from the previously Outstanding Bonds. Such Additional Bonds will be consolidated with and will form a single Series with the previously Outstanding Bonds.

15.    Prescription. All claims against the Republic for the payment of principal, interest, premium, if any, or other amounts due on, the Bonds (including Additional Amounts) shall be prescribed unless made within five years, with respect to principal, and two years, with respect to interest, premium, if any, or other amounts due on the Bonds (including Additional Amounts), in each case from the date on which such payment first became due.

16.    Authentication. This Bond shall not become valid or obligatory until the certificate of authentication hereon shall have been manually signed by the Trustee or its agent.

17.    Governing Law; Consent to Service; Jurisdiction; Waiver of Immunities. (a) The Indenture and the Bonds shall be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except for the Republic’s authorization and execution, which shall be governed by and interpreted in accordance with the laws of the Republic.

(b)    The Republic and Bank Indonesia hereby irrevocably submit to the jurisdiction of any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Indenture, and the Republic and Bank Indonesia hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic and Bank Indonesia hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic and Bank Indonesia. The Republic and Bank Indonesia hereby appoint the Chief Representative of Bank Indonesia New York as its authorized agent (the “Process Agent”) upon which process may be served in any action by the Trustee or a Holder arising out of or based on the Indenture which may be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and the Republic and Bank Indonesia expressly accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of the Bonds have been paid by the Republic to the Trustee, Paying Agent or Holder, or unless and until the appointment of a successor as such Process Agent and such successor’s acceptance of such appointment. Service of process upon the Process Agent at 200 Vesey Street, 25th Floor, New York, NY 10285, Phone: 1-212-732-1958, Fax: 1-212-732-4003, or at such other address in the United States as may be the office of the Process Agent at the time of such service, and written notice of such service mailed or delivered to the Republic and Bank Indonesia shall be deemed in every respect service of process upon the Republic and Bank Indonesia. The failure of the Process Agent to advise the Republic and Bank Indonesia of its receipt of such service shall have no effect on the validity or timeliness of any such service. Notwithstanding the foregoing, any action by the Trustee or a Holder arising out of or based on this Indenture may be instituted by such Person in any competent court in the Republic.

(c)    Each of the Republic and Bank Indonesia hereby waives irrevocably, to the fullest extent permitted by law, any immunity to which it might otherwise be entitled under the Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) or otherwise in any action arising out of or based on the Indenture which may be instituted as provided in this paragraph 17 in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Republic; such waiver shall not be subject to retraction or modification by the Republic or Bank Indonesia. Notwithstanding anything to the contrary in the Indenture, such waiver of immunity shall not be deemed or interpreted to include any waiver of immunity in respect of (i) actions brought against the Republic or Bank Indonesia arising out of or based upon U.S. federal or state securities laws; (ii) attachment under Indonesian law; (iii) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (iv) “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (v) any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere; (vi) military property or military assets or property or assets of the Republic related thereto; or (vii) assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

(d)    Notwithstanding anything to the contrary in the Indenture, none of the provisions in this paragraph 17 shall apply to actions brought under the United States federal securities laws or any State securities laws.

(e)    This waiver of sovereign immunity constitutes only a limited and specific waiver for the purpose of the Indenture and this Bond and under no circumstances shall it be interpreted as a general waiver by the Republic and Bank Indonesia or a waiver with respect to proceedings unrelated to the Indenture or this Bond.

(f)    Each of the Republic and Bank Indonesia reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under the U.S. federal securities laws or any state securities laws and the appointment of a Process Agent does not extend to such actions.

18.    Indemnification for Foreign Exchange Fluctuations. The obligation of Republic to any Holder under the Bonds that has obtained a court judgment affecting the Bonds shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the Bond is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so). If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, the Republic agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of the Republic such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by the Republic in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

19.    Warranty of the Republic. Subject to paragraph 16, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Bond and to constitute the same legal, valid and binding obligations of the Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

20.    Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

21.    Modifications. (a) Any Modification to the Bonds or the Indenture insofar as it affects the Bonds shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b)    Any Modification pursuant to this paragraph 21 will be conclusive and binding on all Holders of the Bonds, and on all future Holders of the Bonds whether or not notation of such Modification is made upon the Bonds. Any instrument given by or on behalf of any Holder of a Bond in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Bond.

22.    Language. This Bond is executed in each of the English and the Indonesian language. For the avoidance of doubt, the existence of two versions of this Bond is not to be construed by any party to create duplication or multiplication of the rights and obligations of the parties under the English version. The parties hereto and the Holders agree that (i) in the event of any discrepancy between the English version of this Bond and the Indonesian version (including but not limited to interpretation and determination of the terms and conditions of this Bond) the English version of this Bond shall prevail for all purposes and the Republic will promptly amend the relevant Indonesian language text to conform to and be consistent with the meaning of the English text, failing which, the relevant Indonesian language or text shall be deemed to be automatically amended to conform to and be consistent with the English language text and (ii) the Indonesian version shall be interpreted in the same manner as the English version of this Bond.

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